EXHIBIT 21


     SUBSIDIARIES OF UNITED INDUSTRIAL CORPORATION

     March 1, 1996


                                                         Approximate
                                                        Percentage of
                                             State          Voting
                                              (or         Securities
                                         jurisdiction)     Owned by
                                            in which      Immediate
     Name                                 Incorporated      Parent
--------------------------------------------------------------------------------
     AAI Corporation                        Maryland      100% (a)
       A.A.I. Engineering Support, Inc.     Maryland      100  (b)
       A.A.I. International, Inc.           Delaware      100  (b)
       Seti, Inc.                         Pennsylvania    100  (b)
       AAI Systems Management, Inc.         Maryland      100  (b)
       AAI Medical, Inc.                    Maryland      100  (b)
       AAI MICROFLITE Simulation
         International Corporation          Maryland      100  (b)
       AAI/ACL Technologies, Inc.           Maryland      100  (b)
       AAI California Carshells, Inc.       Maryland      100  (b)
       Electric Transit, Inc.                 Ohio         53  (b)

     Detroit Stoker Company                 Michigan      100  (a)
       Midwest Metallurgical
         Laboratory, Inc.                   Michigan      100  (c)

     Neo Products Co.                       Illinois      100  (a)

     Symtron Systems, Inc.                 New Jersey     100  (a)

     U.I.C.-Del. Corporation                Delaware      100  (a)

     --------------------
     (a) Percentage owned by United Industrial Corporation ("United").
     (b) Percentage owned by AAI Corporation.
     (c) Percentage owned by Detroit Stoker Company.

     All of the subsidiaries listed above are included in the consolidated financial statements of United.